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                                                          EXHIBIT 23.2

                      CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Stock Option Plan, the 1994 Stock Option Plan, the 1995 Stock Option Plan, the 1996 Stock Option Plan and the 1997 Stock
Option Plan of SFX Broadcasting, Inc. of our report dated February 20, 1997, except for Note 13, as to which the date is March 27, 1997, with respect to the consolidated financial statements and schedule of SFX Broadcasting, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP
                                               ----------------------
                                                   Ernst & Young LLP


New York, New York
May 6, 1997